Exhibit 99.1

KIMBALL INTERNATIONAL DECLARES SPIN-OFF DIVIDEND OF KIMBALL ELECTRONICS, INC. SHARES;
Record, Distribution Dates and Final Distribution Ratio Announced

Kimball International, Inc. (NASDAQ: KBALB) (“Kimball International”), today announced the timing and details regarding the spin-off of Kimball Electronics, Inc. from Kimball International.
The Kimball International Board of Directors has approved the final distribution ratio and declared a pro rata dividend of the outstanding shares of Kimball Electronics, Inc. common stock, which will result in the complete legal and structural separation of the two companies. The distribution is subject to the satisfaction or waiver of certain conditions.
On the distribution date of October 31, 2014, Kimball International shareholders of record as of 5:00 p.m., New York Time, October 22, 2014, the record date for the distribution, will receive three (3) shares of Kimball Electronics, Inc. common stock for every four (4) shares of Kimball International Class A or Class B common stock they hold on the record date.
Fractional shares of Kimball Electronics, Inc. common stock will not be distributed to Kimball International shareholders. Instead, the fractional shares of Kimball Electronics, Inc. common stock will be aggregated and sold in the open market, with the net proceeds distributed ratably in cash payments to the Kimball International shareholders who would otherwise receive a fractional share of Kimball Electronics, Inc. common stock.
No action or payment is required by Kimball International shareholders to receive the shares of Kimball Electronics, Inc. common stock. Shareholders who hold Kimball International common stock on the record date will receive a book-entry account statement reflecting their ownership of Kimball Electronics, Inc. common stock. Kimball Electronics, Inc. will not issue paper stock certificates. An Information Statement containing details regarding the distribution, tax implications, business and management of Kimball Electronics, Inc. following the spin-off, or a Notice of Internet Availability of Information Statement Materials containing instructions on how to access such Information Statement, will be mailed to Kimball International shareholders prior to the distribution date.
Kimball International shareholders are urged to consult with their tax and/or financial advisors with respect to the tax and investment consequences, as applicable, of the spin-off.

About Kimball International:
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company’s success through personal, professional and financial growth.
Kimball International, Inc. (NASDAQ: KBALB) is a diversified global manufacturer and marketer, providing a variety of products from its two business segments: the Furniture segment and the Electronic Manufacturing Services segment. The Furniture segment provides an extensive and growing selection of furniture for the office and hospitality industries, sold under the Company’s family of brand names: Kimball Office, National Office Furniture, and Kimball Hospitality. The Electronic Manufacturing Services segment provides engineering, manufacturing, and supply chain services which utilize common production and support capabilities to a variety of industries globally.
To learn more about Kimball International, Inc., visit the Company’s website on the Internet at: www.kimball.com

“Kimball International … We Build Success!”